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                        SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C.  20549
                                     FORM 8-K


                                  CURRENT REPORT
                      Pursuant to Section 13 or 15(d) of the
                          Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported):  September 30, 1996



                               THE MEAD CORPORATION
              (Exact name of registrant as specified in its charter)

             Ohio                        1-2267              31-0535759
(State or Other Jurisdiction       (Commission File       (I.R.S. Employer
       of Incorporation)                Number)          Identification No.)



                              MEAD WORLD HEADQUARTERS
                            COURTHOUSE PLAZA NORTHEAST
                                DAYTON, OHIO  45463
                     (Address of principal executive offices)


                                   937-495-6323
                Registrant's telephone number, including area code




                                  Not Applicable
           (Former name or former address, if changed since last report)


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

Item 5.       Other Events.

       The Mead Corporation (the "Company") announced on September 30, 1996 that it has signed a definitive agreement to acquire an integrated coated paper mill located in Rumford, Maine, from Boise Cascade for approximately $650 million in cash. The Rumford mill, which will be integrated into Mead's Publishing Paper division, has 667,000 acres of woodlands. Mead intends to finance the acquisition with debt.

       Attached hereto as Exhibit 1.1 is a press release dated September 30, 1996 detailing the above, which is incorporated herein by reference.

Item 7.       Financial Statements, Pro Forma Financial Information and
Exhibits.

       1.1    Press release dated September 30, 1996.

                                    SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 11, 1996


THE MEAD CORPORATION
--------------------
   (Registrant)




By:    WILLIAM R. GRABER
       -----------------
       W. R. Graber
       Vice President and
       Chief Financial Officer
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                                   EXHIBIT INDEX




Exhibit
Number

1.1           Press release dated September 30, 1996.

                                                                 Exhibit 1.1




                 Strategic Acquisition Strengthens Mead's Position
              as a Leading Producer of a Full Range of Coated Papers



       DAYTON, OH. September 30, 1996 -- The Mead Corporation (NYSE:MEA) today announced it has signed a definitive agreement to acquire an integrated coated paper mill located in Rumford, Maine, from Boise Cascade for approximately $650 million in cash subject to the required government review and regulatory approvals. The addition of the Rumford mill, which primarily manufactures coated paper and has an annual paper and pulp production capacity of 600,000 tons, will strengthen Mead's position as one of the country's leading producers of a full range of coated papers. The Rumford mill also manufactures high-value specialty paper grades and some commodity grades.

       Mead anticipates that the acquisition will be completed before year-end and that it will be accretive to its 1997 earnings.

       "The Rumford mill is an outstanding and exciting strategic acquisition for Mead," said Steven C. Mason, Chairman and Chief Executive Officer. "Coated paper is a targeted growth area for Mead -- we know this segment well, have invested heavily in it, and have been successful. The mill complements Mead's two existing coated paper mills, offers important synergies and reinforces Mead's position as a high-quality, low-cost producer of value-added paper."

       The Rumford mill, which will be integrated into Mead's Publishing Paper division, has 667,000 acres of woodlands, modern equipment, an experienced workforce, and an excellent quality reputation. Mead intends to finance the acquisition with debt, raising Mead's total debt to capital ratio after the acquisition to approximately 38 percent, well within the Company's stated objectives.

       Mead's two other coated paper mills are located in Escanaba, Michigan, and Chillicothe, Ohio. Said Mason, "With the Rumford mill, Mead and its customers will benefit from increased flexibility made possible by multiple manufacturing locations and a full range of quality coated papers. Also, we believe we can improve market access for Rumford's output and benefit from clear opportunities to improve productivity across our entire coated paper system." Mason added that Mead plans to grow the Rumford mill's specialty paper business as well.

       The coated paper market is estimated to be growing at approximately 4 percent per year and currently accounts for approximately 10 percent of worldwide paper and paperboard consumption. Typical coated paper products include magazines, books, catalogs, directories, annual reports, yearbooks, advertising brochures and labels. Coated papers typically sell at a premium to other commodity paper grades due to higher value-added content. In 1995, earnings from Mead's paper segment were $330 million on $1.46 billion sales. Mead produced more than 650,000 tons of coated paper in 1995.

       The Mead Corporation is a $5 billion forest products company celebrating its 150th anniversary in 1996. It produces coated papers for periodicals, catalogs, books, and commercial printing; carbonless copy paper; uncoated and specialty papers; and pulp and wood products. In the packaging and paperboard sector, the Company produces coated paperboard; beverage and food packaging; and corrugating medium and cartons. Mead is a major manufacturer of paper-based school and office products. Mead's Zellerbach division delivers value-added products and services for printing, packaging and industrial supply markets.

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